Astoria Financial Corporation Reports Fourth Quarter and Full Year Earnings Per Share of $0.12 and $0.70, Respectively

Quarterly Cash Dividend of $0.13 Per Share Declared; Annual Shareholder Meeting Date Set

LAKE SUCCESS, N.Y., Jan. 25, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria," the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $11.8 million, or $0.12 diluted earnings per share ("diluted EPS"), for the quarter ended December 31, 2011 compared to net income of $23.8 million, or $0.25 diluted EPS, for the quarter ended December 31, 2010. For the year ended December 31, 2011, net income totaled $67.2 million, or $0.70 diluted EPS compared to net income of $73.7 million, or $0.78 diluted EPS, for the year ended December 31, 2010. The year ended December 31, 2010 includes net charges totaling $3.2 million ($2.1 million, or $0.02 per share, after-tax), which are not routine to our core operations. For further details, please refer to the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release.

Commenting on the 2011 fourth quarter and full year results, Monte N. Redman, President and Chief Executive Officer of Astoria, stated, "The declines in fourth quarter and full year earnings were due to significant decreases in average interest-earning assets from the comparable 2010 periods, primarily due to declines in both our one-to-four family ("residential") and multi-family and commercial real estate ("CRE") loan portfolios. The decline in the residential loan portfolio was due primarily to the effect of continued elevated levels of mortgage prepayment activity resulting from government programs designed to keep 30-year fixed-rate conforming loan interest rates at historic low levels. The decline in the multi-family/CRE loan portfolio was due to the absence of lending in this market during much of 2011. The resumption of multi-family/CRE lending, which began in the 2011 third quarter and is demonstrating solid growth as evidenced by the fourth quarter originations and year-end pipeline, should help to mitigate the negative impact of U.S. government programs that impede our ability to grow the residential loan portfolio profitably. Accordingly, we anticipate average interest-earning assets to begin increasing modestly in the 2012 first quarter and more robustly as the year progresses."

Full Year Financial Highlights

  Low cost savings, money market and checking account deposits increased $910.7 million, or 19%, to $5.7 billion, or 51% of total deposits.
  Total non-performing loans decreased $57.8 million, or 15%, to $332.9 million.
  The Company's tangible common equity ratio increased 43 basis points to 6.33%.
  Astoria Federal's leverage and tangible capital ratios increased 76 basis points to 8.70%.
  Astoria Federal's Tier 1 risk-based capital ratio increased 147 basis points to 14.80%.
  Residential loan originations for portfolio totaled $3.5 billion, multi-family/CRE loan originations totaled $204.0 million

Board Declares Quarterly Cash Dividend of $0.13 Per Share; Sets Annual Shareholder Meeting Date
The Board of Directors of the Company, at their January 25, 2012 meeting, declared a quarterly cash dividend of $0.13 per common share. The dividend is payable on March 1, 2012 to shareholders of record as of February 15, 2012. This is the sixty-seventh consecutive quarterly cash dividend declared by the Company. The Board also established May 16, 2012 as the date for the Annual Meeting of Shareholders, with a voting record date of March 26, 2012.

Fourth Quarter and Full Year Earnings Summary
Net interest income for the quarter ended December 31, 2011 totaled $87.5 million compared to $90.6 million for the previous quarter and $101.2 million for the 2010 fourth quarter. For the year ended December 31, 2011, net interest income totaled $375.4 million compared to $433.6 million for the year ended December 31, 2010. The decreases in net interest income for the year over year quarter and full year periods are due primarily to a decline in average interest-earning assets of $1.6 billion and $2.1 billion, respectively.

The net interest margin for the quarter ended December 31, 2011 was 2.20% compared to 2.27% for the previous quarter and 2.32% for the 2010 fourth quarter. For the year ended December 31, 2011, the net interest margin was 2.30% compared to 2.35% for the year ended December 31, 2010.

For the quarter ended December 31, 2011, a $10.0 million provision for loan losses was recorded, which was equal to the provision for the previous quarter and 33% lower than the $15.0 million provision recorded for the 2010 fourth quarter. For the year ended December 31, 2011, the provision for loan losses totaled $37.0 million, 68% lower than the $115.0 million provision for the year ended December 31, 2010.

Non-interest income for the quarter ended December 31, 2011 totaled $17.3 million compared to $16.5 million for the previous quarter and $20.7 million for the 2010 fourth quarter. Non-interest income for the year ended December 31, 2011 totaled $68.9 million compared to $81.2 million for the year ended December 31, 2010. The decrease for the year ended December 31, 2011 is primarily due to a $6.2 million gain relating to a litigation settlement recorded in 2010, a decrease of $5.1 million in customer service fees and net gains of $2.1 million on sales of non-performing loans held-for-sale recorded in 2010, partially offset by a $1.5 million impairment write-down of premises and equipment recorded in 2010.

General and administrative ("G&A") expense for the quarter ended December 31, 2011 totaled $77.2 million, a $1.3 million decline from the previous quarter and a $7.3 million increase from the 2010 fourth quarter. The linked quarter decrease is due primarily to decreases in compensation and benefits expense and advertising expense, partially offset by an increase in other expense. The quarterly year over year increase is primarily due to a $4.5 million increase in FDIC deposit insurance expense and a $2.3 million increase in compensation and benefits expense, including a $1.1 million increase in non-cash ESOP expense.

For the year ended December 31, 2011, G&A expense totaled $301.4 million compared to $284.9 million for the year ended December 31, 2010. The increase is due primarily to a $12.4 million increase in FDIC deposit insurance expense and a $9.6 million increase in compensation and benefits expense, primarily ESOP and pension expense, partially offset by a $7.9 million litigation settlement expense recorded in 2010.

Expense Control Initiatives
Commenting on plans to restrain future expense growth, Mr. Redman stated, "In an effort to control the growth in G&A expense, due primarily to the impact of higher FDIC deposit insurance expense, increased regulatory compliance expense, pension expense and the additional expenses associated with the resumption of multi-family lending, the Company has initiated several steps that will significantly slow the growth of G&A in 2012 and beyond. Specifically, the Company has instituted a salary freeze, including the exclusion of a corporate incentive bonus and equity compensation awards, for executive and senior officers. Further, the Company has commenced a corporate-wide review of all components of compensation, including retirement plans and staffing levels. These initiatives are expected to essentially keep core G&A expense (excluding any one-time charges associated with these initiatives) similar to the total G&A expense recorded in 2011, despite the higher costs stated above and the projected balance sheet growth."

Balance Sheet Summary
Total assets increased $45.4 million from September 30, 2011 and declined $1.1 billion from December 31, 2010 and totaled $17.0 billion at December 31, 2011. The year over year decrease is primarily due to a decrease in the loan portfolio. "We are pleased to report a slight increase in the balance sheet in the 2011 fourth quarter, primarily from the multi-family/CRE loan closings in December, the first balance sheet increase in more than two years. As previously stated, our expectation for more significant growth in 2012 is predicated on the growth of the multi-family/CRE loan portfolio more than offsetting any decline in the residential loan portfolio. At December 31, 2011, the residential loan pipeline was $1.1 billion and the multi-family/CRE loan pipeline was $396.5 million, and is continuing to grow due to the robust multi-family lending we are now experiencing," Mr. Redman noted.

The residential loan portfolio remained essentially unchanged from September 30, 2011 and totaled $10.6 billion at December 31, 2011 compared to $10.9 billion at December 31, 2010. For the quarter and year ended December 31, 2011, residential loan originations for portfolio totaled $1.1 billion and $3.5 billion, respectively, compared to $643.6 million, and $2.9 billion, respectively, for the comparable 2010 periods. The loan-to-value ratio of the residential loan production for portfolio for the 2011 fourth quarter and full year averaged approximately 60% at origination and the loan amount averaged approximately $765,000. Residential loan prepayments for the quarter and year ended December 31, 2011 totaled $996.0 million and $3.3 billion, respectively, compared to $1.0 billion and $3.4 billion, respectively, for the comparable 2010 periods.

The combined multi-family/CRE portfolio remained essentially unchanged from September 30, 2011 and totaled $2.3 billion at December 31, 2011 compared to $3.0 billion at December 31, 2010. For the quarter and year ended December 31, 2011, multi-family/CRE loan originations totaled $202.9 million and $204.0 million, respectively. There were no multi-family/CRE loans originated in 2010. Multi-family/CRE loan prepayments for the quarter and year ended December 31, 2011 totaled $182.3 million and $684.8 million, respectively, compared to $112.5 million and $299.0 million for the comparable 2010 periods.

The securities portfolio remained essentially unchanged from September 30, 2011 and totaled $2.5 billion at December 31, 2011 compared to $2.6 billion at December 31, 2010. We expect to maintain the securities portfolio at, or slightly higher than, current levels throughout 2012.

Deposits remained essentially unchanged from September 30, 2011 and totaled $11.2 billion at December 31, 2011 compared to $11.6 billion at December 31, 2010. Importantly, low-cost savings, money market and checking account deposits increased $291.8 million, or 21% annualized, from September 30, 2011 and $910.7 million, or 19%, from December 31, 2010 to $5.7 billion, or 51% of total deposits as compared to 42% at December 31, 2010. Certificate of deposit ("CD") accounts (including Liquid CDs) decreased $313.3 million from September 30, 2011 and $1.3 billion from December 31, 2010. Notwithstanding the decline in CDs, during the year ended December 31, 2011, we extended $635.4 million of CDs for terms of two years or more in an effort to help limit our exposure to future increases in interest rates. At December 31, 2011, our one-year interest rate sensitivity gap was positive 1.5%. Borrowings increased slightly from September 30, 2011 and decreased $747.6 million from December 31, 2010 to $4.1 billion at December 31, 2011.

On a linked quarter basis, stockholders' equity declined $33.3 million, primarily due to a $36.0 million other comprehensive loss adjustment to reflect a decrease in the funded status of our defined benefit pension plans at December 31, 2011 compared to December 31, 2010. For the full year, stockholders' equity increased $9.4 million to $1.3 billion, or 7.35% of total assets, at December 31, 2011. Astoria Federal continues to be designated as well-capitalized with leverage, tangible, risk-based and Tier 1 risk-based capital ratios of 8.70%, 8.70%, 16.08% and 14.80%, respectively, at December 31, 2011.

Asset Quality
Non-performing loans ("NPLs"), including troubled debt restructurings of $18.8 million, totaled $332.9 million, or 1.96% of total assets, at December 31, 2011, a decrease of $47.1 million from the previous quarter. During the 2011 fourth quarter, $36.5 million of NPLs were either sold or classified as held-for-sale. Residential NPLs totaled $317.9 million, multi-family/CRE/construction NPLs totaled $8.9 million and consumer and other NPLs totaled $6.1 million, compared to $324.9 million, $49.6 million and $5.5 million, respectively, at September 30, 2011. Of the $317.9 million of residential NPLs, $256.4 million, or 81%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates loan migration trends from 30 days delinquent to 90+ days delinquent:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At Dec. 31, 2010	$165.8	$ 54.3	$220.1	$(31.9)	$390.7	$610.8
At March 31, 2011	$155.0	$ 62.2	$217.2	$ (2.9)	$373.8	$591.0
At June 30, 2011	$162.8	$ 44.4	$207.2	$ (10.0)	$376.3	$583.5
At Sept. 30, 2011	$143.8	$ 44.7	$188.5	$ (18.7)	$380.0	$568.5
At Dec. 31, 2011	$166.7	$ 48.8	$215.5	$ 27.0	$332.9	$548.4

The table below details, as of December 31, 2011, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states. More comprehensive state details are included in the "One-to-Four Family Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Total Residential Loans	% of Total Residential Loan Portfolio	Total Residential NPLs	NPLs as % of State Total
New York	$3,000.7	28.4%	$42.6	1.42%
Illinois	$1,246.1	11.8%	$46.2	3.71%
Connecticut	$1,099.3	10.4%	$33.0	3.00%
Massachusetts	$ 776.0	7.3%	$10.7	1.38%
New Jersey	$ 763.4	7.2%	$54.7	7.17%
California	$ 691.2	6.5%	$33.8	4.89%
Virginia	$ 634.8	6.0%	$12.4	1.95%
Maryland	$ 613.9	5.8%	$40.4	6.58%
Washington	$ 308.4	2.9%	$ 3.4	1.10%
Texas	$ 250.9	2.4%	$ 0.0	0.0%
Top 10 States	$ 9,384.7	88.7%	$277.2	2.95%
All other states (1,2)	$ 1,176.8	11.3%	$ 40.7	3.46%
Total Residential Portfolio	$10,561.5	100%	$317.9	3.01%
(1) Includes 26 states and Washington, D.C. (2) Includes Florida with $195.9 million total loans, of which $22.6 million are non-performing loans.

Net loan charge-offs for the quarter and year ended December 31, 2011 totaled $31.2 million and $81.3 million, respectively, compared to $19.7 million and $107.6 million, respectively, for the comparable 2010 periods. Included in the $31.2 million net loan charge-offs are $13.6 million of loan charge-offs related to loans transferred to held-for-sale and specific valuation allowances charged-off in accordance with OCC regulatory guidelines. Included in the 2011 fourth quarter residential net loan charge-offs are $10.8 million of charge-offs on $60.7 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2011 fourth quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "While we expect NPL levels will remain elevated for some time, especially in those states requiring judicial foreclosure, it is important to note that we believe the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 81% of the residential NPLs to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Selected Asset Quality Metrics
(at or for the three months ended December 31, 2011, except as noted)

($ in millions)	Residential	Multi- family	CRE	Construction	Consumer & Other	Total
Loan portfolio balance	$10,561.5	$ 1,686.3	$ 659.7	$ 7.6	$ 282.4 (1)	$13,274.6 (2)
Non-performing loans	$ 317.9 (3)	$ 8.0	$ 0.9	$ 0.0	$ 6.1	$ 332.9
NPLs/total loans	2.39%	0.06%	0.01%	N/A	0.05%	2.51%
Net charge-offs 4Q11	$ 12.2	$ 13.4	$ 3.4	$ 1.6	$ 0.6	$ 31.2
Net charge-offs 2011	$ 54.0	$ 20.1	$ 4.1	$ 1.6	$ 1.5	$ 81.3

(1)  Includes home equity loans of $259.0 million.

(2)  Includes $77.0 million of net unamortized premiums and deferred loan costs.

(3)  Includes $256.4 million, or 81%, of NPLs reviewed and charged-off, as needed, at 180 days delinquent and annually thereafter.

Future Outlook
Commenting on the outlook for 2012, Mr. Redman stated, "We continue to face several headwinds as we enter 2012. Economic growth remains weak, unemployment remains stubbornly elevated and home values continue to remain soft. In addition, the implementation of "Operation Twist" by the Federal Reserve has contributed to a flattening of the U.S. Treasury yield curve, putting further downward pressure on long term interest rates and current mortgage product offerings, as well as keeping mortgage loan prepayments at elevated levels. However, we are optimistic that the increase in the multi-family/CRE loan pipeline should facilitate modest loan and balance sheet growth in the first quarter and more robust growth as the year progresses. For 2012, we expect multi-family/CRE loan originations of approximately $1.5 billion and residential loan originations for portfolio of approximately $3.5 billion, assuming market conditions remain stable throughout 2012. With respect to the net interest margin, we expect core deposits will continue to increase in 2012 and that, in the current low interest rate environment, residential loan prepayment activity will remain elevated. Accordingly, we anticipate the margin for 2012 will be relatively similar to the margin for the 2011 fourth quarter."

Earnings Conference Call January 26, 2012 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, January 26, 2012 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on January 26, 2012 from 1:00 p.m. (ET) through midnight February 4, 2012 (ET). The toll-free replay number is (877) 660-6853, account # 399, ID# 386402. The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $17.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.2 billion, is the largest thrift depository in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures may adversely affect our business; transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency, effects of changes in existing U.S. government or government-sponsored mortgage programs, technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	December 31,	December 31,
	2011	2010
ASSETS
Cash and due from banks	$132,704	$67,476
Repurchase agreements	-	51,540
Securities available-for-sale	344,187	561,953
Securities held-to-maturity
(fair value of $2,176,925 and $2,042,110, respectively)	2,130,804	2,003,784
Federal Home Loan Bank of New York stock, at cost	131,667	149,174
Loans held-for-sale, net	32,394	44,870
Loans receivable:
Mortgage loans, net	12,990,600	13,911,200
Consumer and other loans, net	284,004	311,847
	13,274,604	14,223,047
Allowance for loan losses	(157,185)	(201,499)
Total loans receivable, net	13,117,419	14,021,548
Mortgage servicing rights, net	8,136	9,204
Accrued interest receivable	46,528	55,492
Premises and equipment, net	119,946	133,362
Goodwill	185,151	185,151
Bank owned life insurance	409,637	410,418
Real estate owned, net	48,059	63,782
Other assets	315,423	331,515

TOTAL ASSETS	$17,022,055	$18,089,269

LIABILITIES
Deposits	$11,245,614	$11,599,000
Reverse repurchase agreements	1,700,000	2,100,000
Federal Home Loan Bank of New York advances	2,043,000	2,391,000
Other borrowings, net	378,573	378,204
Mortgage escrow funds	110,841	109,374
Accrued expenses and other liabilities	292,829	269,911

TOTAL LIABILITIES	15,770,857	16,847,489

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 98,537,715 and 97,877,469 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	875,395	864,744
Retained earnings	1,861,592	1,848,095
Treasury stock (67,957,173 and 68,617,419 shares, at cost, respectively)	(1,404,311)	(1,417,956)
Accumulated other comprehensive loss	(75,661)	(42,161)
Unallocated common stock held by ESOP
(2,042,367 and 3,441,130 shares, respectively)	(7,482)	(12,607)

TOTAL STOCKHOLDERS' EQUITY	1,251,198	1,241,780

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,022,055	$18,089,269

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest income:
One-to-four family mortgage loans	$101,637	$120,679	$433,951	$529,319
Multi-family, commercial real estate and construction
mortgage loans	37,518	47,372	162,433	196,541
Consumer and other loans	2,412	2,597	9,889	10,572
Mortgage-backed and other securities	18,623	22,887	82,055	109,206
Repurchase agreements and interest-earning cash accounts	16	133	237	390
Federal Home Loan Bank of New York stock	1,297	2,855	6,683	9,271
Total interest income	161,503	196,523	695,248	855,299
Interest expense:
Deposits	31,893	41,833	138,049	191,015
Borrowings	42,079	53,449	181,773	230,717
Total interest expense	73,972	95,282	319,822	421,732

Net interest income	87,531	101,241	375,426	433,567
Provision for loan losses	10,000	15,000	37,000	115,000
Net interest income after provision for loan losses	77,531	86,241	338,426	318,567
Non-interest income:
Customer service fees	10,439	12,101	46,135	51,229
Other loan fees	786	906	3,160	3,452
Mortgage banking income, net	1,570	3,434	4,413	6,222
Income from bank owned life insurance	2,655	1,948	10,257	8,683
Other	1,840	2,323	4,950	11,602
Total non-interest income	17,290	20,712	68,915	81,188
Non-interest expense:
General and administrative:
Compensation and benefits	37,952	35,655	151,149	141,539
Occupancy, equipment and systems	16,515	15,906	65,182	65,498
Federal deposit insurance premiums	10,554	6,006	38,083	25,728
Advertising	1,486	1,909	7,842	6,466
Other	10,741	10,451	39,161	45,687
Total non-interest expense	77,248	69,927	301,417	284,918

Income before income tax expense	17,573	37,026	105,924	114,837
Income tax expense	5,809	13,215	38,715	41,103

Net income	$11,764	$23,811	$67,209	$73,734

Basic earnings per common share	$0.12	$0.25	$0.70	$0.78

Diluted earnings per common share	$0.12	$0.25	$0.70	$0.78

Basic weighted average common shares	93,979,192	92,153,490	93,253,928	91,776,907
Diluted weighted average common and common
equivalent shares	93,979,192	92,153,490	93,253,928	91,776,941

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,
		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,647,279	$101,637	3.82%	$11,214,431	$120,679	4.30%
Multi-family, commercial real
estate and construction	2,355,391	37,518	6.37	3,079,728	47,372	6.15
Consumer and other loans (1)	288,171	2,412	3.35	317,612	2,597	3.27
Total loans	13,290,841	141,567	4.26	14,611,771	170,648	4.67
Mortgage-backed and other securities (2)	2,415,348	18,623	3.08	2,470,933	22,887	3.70
Repurchase agreements and
interest-earning cash accounts	54,464	16	0.12	245,709	133	0.22
Federal Home Loan Bank stock	127,078	1,297	4.08	158,462	2,855	7.21
Total interest-earning assets	15,887,731	161,503	4.07	17,486,875	196,523	4.50
Goodwill	185,151			185,151
Other non-interest-earning assets	956,675			973,942
Total assets	$17,029,557			$18,645,968

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,737,029	1,750	0.26	$2,561,779	2,605	0.41
Money market	1,031,489	2,181	0.85	366,292	416	0.45
NOW and demand deposit	1,830,974	303	0.07	1,715,423	285	0.07
Liquid certificates of deposit	281,083	88	0.13	503,905	356	0.28
Total core deposits	5,880,575	4,322	0.29	5,147,399	3,662	0.28
Certificates of deposit	5,394,545	27,571	2.04	6,680,904	38,171	2.29
Total deposits	11,275,120	31,893	1.13	11,828,303	41,833	1.41
Borrowings	4,024,787	42,079	4.18	5,088,098	53,449	4.20
Total interest-bearing liabilities	15,299,907	73,972	1.93	16,916,401	95,282	2.25
Non-interest-bearing liabilities	456,406			487,265
Total liabilities	15,756,313			17,403,666
Stockholders' equity	1,273,244			1,242,302
Total liabilities and stockholders' equity	$17,029,557			$18,645,968

Net interest income/net interest
rate spread (3)		$87,531	2.14%		$101,241	2.25%
Net interest-earning assets/net
interest margin (4)	$587,824		2.20%	$570,474		2.32%
Ratio of interest-earning assets
to interest-bearing liabilities	1.04x			1.03x

(1)  Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.

(2)  Securities available-for-sale are included at average amortized cost.

(3)  Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(4)  Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,
		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,687,593	$433,951	4.06%	$11,694,736	$529,319	4.53%
Multi-family, commercial real
estate and construction	2,608,792	162,433	6.23	3,258,928	196,541	6.03
Consumer and other loans (1)	297,394	9,889	3.33	325,579	10,572	3.25
Total loans	13,593,779	606,273	4.46	15,279,243	736,432	4.82
Mortgage-backed and other securities (2)	2,435,028	82,055	3.37	2,790,097	109,206	3.91
Repurchase agreements and
interest-earning cash accounts	128,396	237	0.18	197,584	390	0.20
Federal Home Loan Bank stock	132,666	6,683	5.04	172,511	9,271	5.37
Total interest-earning assets	16,289,869	695,248	4.27	18,439,435	855,299	4.64
Goodwill	185,151			185,151
Other non-interest-earning assets	919,617			902,804
Total assets	$17,394,637			$19,527,390

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,762,155	9,562	0.35	$2,384,477	9,628	0.40
Money market	616,048	4,551	0.74	343,996	1,533	0.45
NOW and demand deposit	1,798,719	1,175	0.07	1,675,680	1,092	0.07
Liquid certificates of deposit	358,253	787	0.22	595,693	2,637	0.44
Total core deposits	5,535,175	16,075	0.29	4,999,846	14,890	0.30
Certificates of deposit	5,797,895	121,974	2.10	7,298,999	176,125	2.41
Total deposits	11,333,070	138,049	1.22	12,298,845	191,015	1.55
Borrowings	4,368,659	181,773	4.16	5,568,740	230,717	4.14
Total interest-bearing liabilities	15,701,729	319,822	2.04	17,867,585	421,732	2.36
Non-interest-bearing liabilities	427,225			434,347
Total liabilities	16,128,954			18,301,932
Stockholders' equity	1,265,683			1,225,458
Total liabilities and stockholders' equity	$17,394,637			$19,527,390

Net interest income/net interest
rate spread (3)		$375,426	2.23%		$433,567	2.28%
Net interest-earning assets/net
interest margin (4)	$588,140		2.30%	$571,850		2.35%
Ratio of interest-earning assets
to interest-bearing liabilities	1.04x			1.03x

(1)  Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.

(2)  Securities available-for-sale are included at average amortized cost.

(3)  Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(4)  Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Annualized)
Selected Returns and Financial Ratios
Return on average stockholders' equity	3.70%	7.67%	5.31%	6.02%
Return on average tangible stockholders' equity (1)	4.32	9.01	6.22	7.09
Return on average assets	0.28	0.51	0.39	0.38
General and administrative expense to average assets	1.81	1.50	1.73	1.46
Efficiency ratio (2)	73.70	57.34	67.83	55.35
Net interest rate spread	2.14	2.25	2.23	2.28
Net interest margin	2.20	2.32	2.30	2.35

Selected Non-GAAP Returns and Financial Ratios (3)
Non-GAAP return on average stockholders' equity			5.31%	6.19%
Non-GAAP return on average tangible stockholders' equity (1)			6.22	7.29
Non-GAAP return on average assets			0.39	0.39
Non-GAAP general and administrative expense to average assets			1.73	1.42
Non-GAAP efficiency ratio (2)			67.83	54.31

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$380,916	$454,492
Non-performing loans (4)			332,857	390,710
Loans delinquent 90 days or more and still accruing interest			162	845
Non-accrual loans			332,695	389,865
Loans 60-89 days delinquent			48,815	54,339
Loans 30-59 days delinquent			166,740	165,810
Net charge-offs	$31,166	$19,732	81,314	107,550

Non-performing loans/total loans			2.51%	2.75%
Non-performing loans/total assets			1.96	2.16
Non-performing assets/total assets			2.24	2.51
Allowance for loan losses/non-performing loans			47.22	51.57
Allowance for loan losses/non-accrual loans			47.25	51.68
Allowance for loan losses/total loans			1.18	1.42
Net charge-offs to average loans outstanding	0.94%	0.54%	0.60	0.70

Capital Ratios (Astoria Federal)
Tangible			8.70%	7.94%
Leverage			8.70	7.94
Risk-based			16.08	14.60
Tier 1 risk-based			14.80	13.33

Other Data
Cash dividends paid per common share	$0.13	$0.13	$0.52	$0.52
Book value per share (5)			12.97	13.15
Tangible book value per share (6)			11.05	11.19
Tangible common stockholders' equity/tangible assets (1) (7)			6.33%	5.90%
Mortgage loans serviced for others (in thousands)			$1,446,646	$1,443,709
Full time equivalent employees			1,636	1,565

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.
(2) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

(3)  See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the twelve months ended December 31, 2010.

(4)  Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7) Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2011		At September 30, 2011		At December 31, 2010
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,243,672	4.16%	$10,237,483	4.34%	$10,512,746	4.73%
Multi-family, commercial real estate
and construction	2,344,655	5.88	2,341,280	6.05	2,931,847	6.03
Mortgage-backed and other securities (3)	2,474,991	3.57	2,477,052	3.65	2,565,737	3.83

Interest-bearing liabilities:
Savings	2,750,715	0.25	2,760,922	0.25	2,664,859	0.40
Money market	1,114,404	0.71	864,253	0.94	376,302	0.45
NOW and demand deposit	1,861,488	0.06	1,809,662	0.06	1,774,790	0.06
Liquid certificates of deposit	263,809	0.10	301,221	0.19	468,730	0.25
Total core deposits	5,990,416	0.27	5,736,058	0.29	5,284,681	0.28
Certificates of deposit	5,255,198	2.03	5,531,089	2.05	6,314,319	2.20
Total deposits	11,245,614	1.09	11,267,147	1.15	11,599,000	1.33
Borrowings, net	4,121,573	3.98	4,022,481	4.14	4,869,204	4.14

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following table (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Twelve Months Ended
	December 31, 2010
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$433,567	$ -	$433,567
Provision for loan losses	115,000	-	115,000

Net interest income after provision for loan losses	318,567	-	318,567
Non-interest income	81,188	(4,635)	76,553
Non-interest expense (general and administrative expense)	284,918	(7,850)	277,068

Income before income tax expense	114,837	3,215	118,052
Income tax expense	41,103	1,133	42,236

Net income	$73,734	$ 2,082	$75,816

Basic earnings per common share	$0.78	$0.02	$0.81	(2)

Diluted earnings per common share	$0.78	$0.02	$0.81	(2)

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1)   Non-interest income adjustment relates to the $6.2 million goodwill litigation settlement, partially offset by the $1.5 million impairment write-down of premises and equipment, recorded in the 2010 second quarter.  Non-interest expense adjustment relates to the McAnaney litigation settlement recorded in the 2010 second quarter.

(2) Figures do not cross foot due to rounding.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At December 31, 2011
			Non-performing loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,736.1	$20.0	0.73%
Alt A < 70% LTV	$205.7	$12.4	6.03%
Alt A 70%-80% LTV	$58.9	$10.2	17.32%
State Total	$3,000.7	$42.6	1.42%

Illinois
Full Income	$1,037.7	$18.4	1.77%
Alt A < 70% LTV	$107.7	$11.7	10.86%
Alt A 70%-80% LTV	$100.7	$16.1	15.99%
State Total	$1,246.1	$46.2	3.71%

Connecticut
Full Income	$952.4	$14.0	1.47%
Alt A < 70% LTV	$102.2	$12.1	11.84%
Alt A 70%-80% LTV	$44.7	$6.9	15.44%
State Total	$1,099.3	$33.0	3.00%

Massachusetts
Full Income	$690.1	$6.4	0.93%
Alt A < 70% LTV	$61.8	$2.8	4.53%
Alt A 70%-80% LTV	$24.1	$1.5	6.22%
State Total	$776.0	$10.7	1.38%

New Jersey
Full Income	$606.7	$26.3	4.33%
Alt A < 70% LTV	$78.4	$9.1	11.61%
Alt A 70%-80% LTV	$78.3	$19.3	24.65%
State Total	$763.4	$54.7	7.17%

California
Full Income	$443.3	$15.4	3.47%
Alt A < 70% LTV	$130.4	$8.3	6.37%
Alt A 70%-80% LTV	$117.5	$10.1	8.60%
State Total	$691.2	$33.8	4.89%

Virginia
Full Income	$493.1	$5.3	1.07%
Alt A < 70% LTV	$63.9	$2.5	3.91%
Alt A 70%-80% LTV	$77.8	$4.6	5.91%
State Total	$634.8	$12.4	1.95%

Maryland
Full Income	$477.6	$18.8	3.94%
Alt A < 70% LTV	$65.4	$6.4	9.79%
Alt A 70%-80% LTV	$70.9	$15.2	21.44%
State Total	$613.9	$40.4	6.58%

Washington
Full Income	$303.3	$3.0	0.99%
Alt A < 70% LTV	$3.4	$0.0	0.00%
Alt A 70%-80% LTV	$1.7	$0.4	23.53%
State Total	$308.4	$3.4	1.10%

Texas
Full Income	$250.8	$0.0	0.00%
Alt A < 70% LTV	$0.1	$0.0	0.00%
Alt A 70%-80% LTV	$0.0	$0.0	0.00%
State Total	$250.9	$0.0	0.00%

Other States*
Full Income	$1,012.8	$23.9	2.36%
Alt A < 70% LTV	$99.6	$8.9	8.94%
Alt A 70%-80% LTV	$64.4	$7.9	12.27%
Other States Total	$1,176.8	$40.7	3.46%

Total all states
Full Income	$9,003.9	$151.5	1.68%
Alt A < 70% LTV	$918.6	$74.2	8.08%
Alt A 70%-80% LTV	$639.0	$92.2	14.43%
Grand total	$10,561.5	$317.9	3.01%

* Includes Florida with $195.9 million total loans, of which $22.6 million are non
Note: LTVs are based on current principal balances and original appraised values.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com